EXHIBIT 4.2

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                                 INFINITY, INC.


      Pursuant to the provisions of the Colorado Corporation Code, the undersigned Corporation adopts the following Articles of Amendment to its Articles of Incorporation:

      FIRST: The name of the Corporation is Infinity, Inc.

      SECOND: The following amendments were adopted by the board of directors and shareholders of the Corporation in the manner prescribed by the Colorado Corporation Code on March 2, 1992.

      The Articles of Incorporation shall be amended by striking the existing
Article IV and inserting in lieu thereof the following new Article IV:

                                   "ARTICLE IV

                                  CAPITAL STOCK

      The aggregate number of shares which this Corporation shall have authority to issue is 300,000,000 shares of $.0001 par value each, which shares shall be designated "Common Stock"; and 5,000,000 shares of no par value each, which shares shall be designated "Preferred Stock" and which may be issued in one or more series at the discretion of the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares of any one series shall be alike in every particular except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code.


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      1. Dividends. Dividends in cash, property or shares shall be paid upon the
Preferred Stock for any year on a cumulative or noncumulative basis as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, to the extent earned surplus for each such year is available, in an amount as determined by a resolution of the Board of Directors. Such Preferred Stock dividends shall be paid pro rata to holders of Preferred Stock in any amount not less than nor more than the rate as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. No other dividend shall be paid on the Preferred Stock.

      Dividends in cash, property or shares of the Corporation may be paid upon the Common Stock, as and when declared by the Board of Directors, out of funds of the Corporation to the extent and in the manner permitted by law, except that no Common Stock dividend shall be paid for any year unless the holders of Preferred Stock, if any, shall receive the maximum allowable Preferred Stock dividend for such year.

      2. Distribution in Liquidation. Upon any liquidation, dissolution or winding up of the Corporation, and after paying or adequately providing for the payment of all its obligations, the remainder of the assets of the Corporation shall be distributed, either in cash or in kind, first pro rata to the holders of the Preferred Stock until an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, has been distributed per share, and, then, the remainder pro rata to the holders of the Common Stock.

      3. Redemption. The Preferred Stock may be redeemed in whole or in part as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock, upon prior notice to the holders of record of the Preferred Stock, published, mailed and given in such manner and form and on such other terms and conditions as may be prescribed by the Bylaws or by resolution of the Board of Directors, by payment in cash or Common Stock for each share of the Preferred Stock to be redeemed, as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Common Stock used to redeem Preferred Stock shall be valued as determined by a resolution of the Board of Directors prior to the issuance of such Preferred Stock. Any rights to or arising from fractional shares shall be treated as rights to or arising from one share. No such purchase or retirement shall be made if the capital of the Corporation would be impaired thereby.

      If less than all the outstanding shares are to be redeemed, such redemption may be made by lot or pro rata as may be prescribed by resolution of the Board of Directors; provided, however, that the Board of Directors may alternatively invite from shareholders offers to the Corporation of Preferred Stock at less than an amount to be determined by a resolution of the Board of Directors prior to issuance of such Preferred Stock, and when such offers are invited, the Board of Directors shall then be required to buy at the lowest price or prices offered, up to the amount to be purchased.


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      From and after the date fixed in any such notice as the date of redemption
(unless default shall be made by the Corporation in the payment of the redemption price), all dividends on the Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders of the Corporation, except the right to receive the redemption price, shall cease and terminate.

      Any purchase by the Corporation of the share of its Preferred Stock shall not be made at prices in excess of said redemption price.

      4. Voting Rights; Cumulative Voting. Each outstanding share of Common Stock shall be entitled to one vote and each fractional share of Common Stock shall be entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. A majority of the shares of Common Stock entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of shareholders. Except as otherwise provided by these Articles of Incorporation or the Colorado Corporation Code, if a quorum is present, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the subject matter shall be the act of the shareholders. When, with respect to any action to be taken by shareholders of this Corporation, the laws of Colorado require the vote or concurrence of the holders of two-thirds of the outstanding shares, of the shares entitled to vote thereon, or of any class or series, such action may be taken by the vote or concurrence of a majority of such shares or class or series thereof. Cumulative voting shall not be allowed in the election of directors of this Corporation.

      Shares of Preferred Stock shall only be entitled to such vote as is determined by the Board of Directors prior to the issuance of such stock, except as required by law, in which case each share of Preferred Stock shall be entitled to one vote.

      5. Conversion Rights. Holders of shares of Preferred Stock may be granted the right to convert such Preferred Stock to Common Stock of the Corporation on such terms as may be determined by the Board of Directors prior to issuance of such Preferred Stock."

      THIRD: The number of shares voted for the amendments was sufficient for approval.

      FOURTH: The amendment does not effect a change in the amount of stated capital of the Corporation.


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         DATED:   March 2, 1992
                                                  INFINITY, INC.


                                                   By /s/  Roderic E. Kirk
                                                      --------------------------
                                                      Roderic E. Kirk, President

ATTEST:

/s/ Michael K. Kirk
----------------------------
Michael K. Kirk, Secretary


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